Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-201816) pertaining to the 2014 Equity Incentive Plan, 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan of Flex Pharma, Inc.,

(2)	Registration Statement (Form S-8 No. 333-210283) pertaining to the 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan of Flex Pharma, Inc.,

(3)	Registration Statement (Form S-3 No. 333-210289) of Flex Pharma, Inc.;

of our report dated March 8, 2017, with respect to the consolidated financial statements of Flex Pharma, Inc. included in this Annual Report (Form 10-K) of Flex Pharma, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 8, 2017